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                                                                     EXHIBIT 1.4

                         CRESCENT FINANCIAL CORPORATION
                              1005 High House Road
                                 Cary, NC 27513

                                ESCROW AGREEMENT
                                ----------------

                                  June __, 2002

Capital Bank
4901 Glenwood Avenue
Raleigh, North Carolina  27612-3820

Gentlemen:

This letter will confirm the agreement between Crescent Financial Corporation ("Crescent"), a North Carolina corporation and Capital Bank, Raleigh, North Carolina (the "Escrow Agent"), whereby the Escrow Agent agrees to act as an escrow agent in connection with an offering to Crescent's shareholders of record as of May 3, 2002 (the "Rights Offering") of a maximum of 145,000 shares of Crescent's common stock, $1.00 par value per share (the "Shares"), which will be sold for a purchase price of $9.25 per share (the "Purchase Price") payable in cash or its equivalent. The Rights Offering of the Shares will be made pursuant to a prospectus to be dated on or about July __, 2002 and any subsequent amendments or supplements thereto (collectively, the "Prospectus").

Pursuant to the Prospectus, prospective investors who desire to subscribe for Shares (the "Subscribers") will deliver, by mail or otherwise, written subscription agreements ("Subscription Offers") in the form accompanying the Prospectus to Crescent and a check payable to "Crescent Financial Corporation Escrow Account" to the following address:

                         Crescent Financial Corporation
                              1005 High House Road
                           Cary, North Carolina 27513
                              Attn: Bruce W. Elder

Subscription Offers must be accompanied with full payment of $9.25 per share. Subscription Offers will be accepted through _______, 2002 (the "Expiration Date"). Following the Rights Offering, Crescent intends to offer up to 545,000 shares (the "Public Offering"), plus such number of shares as are not subscribed for in the Rights Offering, to the public at a price of $____ (the "Public Offering Price").


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In connection with the foregoing, and the Escrow Agent's indicated willingness to provide services in connection with the Rights Offering as described herein, and in confirmation of the terms of this escrow arrangement, the parties hereto agree as follows:

         1. Receipt and Delivery of Payments for Subscribed Shares. In connection with the Rights Offering, and as described in the Prospectus, the Subscribers will be instructed to deliver, by mail or otherwise, all Subscription Offers to Crescent and to make all checks or money orders accompanying a Subscription Offer payable to "Crescent Financial Corporation - Escrow Account."

         2. Escrow Account. All funds received by the Escrow Agent will be held in a separate and distinct escrow account entitled "Escrow Account for the Benefit of Subscribers for Shares of Crescent Financial Corporation" (the "Escrow Account").

         3. Release of Escrowed Funds.

                  (a) Subject to the other terms and conditions of this Agreement, within two (2) business days following receipt by the Escrow Agent of the joint written request of Crescent's President and Crescent's Chief Financial Officer, the Escrow Agent shall deliver to Crescent the entire amount of payments for the Purchase Price of Shares as shall have been deposited to and remain on deposit in the Escrow Account (or such lesser amount thereof as shall have been specified in the written request).

However, notwithstanding anything contained herein to the contrary, no funds shall be released to Crescent unless: (i) the written request for release of such funds contains or is accompanied by the written certification of Crescent's President and Crescent's Chief Financial Officer that the Rights Offering and the Public Offering have each concluded; and (ii) the written request for release of such funds contains or is accompanied by the written certification of Crescent's President and Crescent's Chief Financial Officer that the aggregate number of Shares which have been sold in the Public Offering and for which Subscription Offers have been received and accepted is at least ________.

                  (b) If: (i) upon the conclusion of both the Rights Offering and the Public Offering, the aggregate number of Shares which have been sold in the Public Offering and for which Subscription offers have been received and accepted does not exceed _______; or (ii) the Rights Offering has otherwise been terminated or withdrawn with no Shares to be sold; or (iii) the Escrow Agent receives written notices from Crescent from time to time that certain specified Subscription Offers will be rejected or accepted for a lesser number of Shares than the number for which the Subscription Offer and full payment has been received, then the Escrow Agent shall promptly thereafter return the escrowed funds (or the appropriate portion thereof in the case of reduced Subscription Offers) without any deduction for expenses, charges or fees, to the Subscribers entitled thereto. Such payments to Subscribers shall be made by Escrow Agent's check mailed to the Subscribers at their addresses listed in the Subscription Offers. In addition, should the escrowed funds be returned to the Subscribers for any reason, the Escrow Agent shall be entitled to a fee equal to the

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greater of $200 or $5.00 per Subscriber to compensate it for the refund to each
Subscriber of such Subscriber's escrowed funds plus pro rata interest thereon.

Crescent agrees to give the Escrow Agent notice of any extension of the Expiration Date prior to such date.

         (c) In the event that the Public Offering Price is less than $9.25, the Escrow Agent shall refund to each Subscriber an amount equal to the difference between $9.25 and the Public Offering Price multiplied by the number of shares for which such Subscriber has successfully subscribed. Such payments to Subscribers shall be made by Escrow Agent's check mailed to the Subscribers at their addresses listed in the Subscription Offers. In such event, the Escrow Agent shall be entitled to an additional fee equal to the greater of $200 or $5.00 per Subscriber to compensate it for such refund.

         4. Investment of Escrowed Funds. Escrowed funds shall be invested by the Escrow Agent such that all funds on deposit in the Escrow Account are either: (i) subject to coverage by Federal Deposit Insurance or (ii) invested in U.S. Government Treasury Notes or Bonds and/or securities of federally sponsored agencies, including but not limited to Federal Home Loan Bank Bonds and Federal Farm Credit Bank Bonds, that are in turn pledged as collateral held for the benefit of any Subscriber(s) whose share of the Escrow Account would not be subject to coverage by Federal Deposit Insurance.

         5. Interest on Escrowed Funds. Funds deposited to the Escrow Account shall bear interest at current money market rates until such time as the Escrow Account shall be closed. At such time as the Escrow Account shall be closed, the Escrow Agent shall deliver all escrowed funds remaining in the Escrow Account to Crescent, plus any and all interest due to Crescent pursuant to the first sentence of this Paragraph 5. At such time as the Escrow Agent shall return escrowed funds in the Escrow Account to Subscribers, as provided in Paragraph 3 above, it shall also deliver or make available to Subscribers all interest earned to date on such funds pursuant to the first sentence of this Paragraph 5, each share to be calculated on a Pro Rata Basis. "Pro Rata Basis" shall mean, for each Subscriber, the portion of such Subscriber's cash investment being returned multiplied by the number of days such cash investment of the Subscriber was held in the interest bearing money market investment account pursuant to Paragraph 4 above, multiplied by the average daily yield earned on the escrowed funds during such period of days.

         6. Liability of Escrow Agent. With regard to the performance of the Escrow Agent's duties hereunder, it is agreed:

                  (a) The Escrow Agent shall have no duties, obligations, or responsibilities hereunder other than those specifically set forth herein.

                  (b) Nothing herein contained shall be deemed to obligate the Escrow Agent to pay or transfer any funds hereunder unless the same has been first received by the Escrow Agent pursuant to the provisions of this Agreement.

                  (c) The Escrow Agent shall not be responsible in any manner for the validity or sufficiency of any Subscription Offer or any signatures thereto, nor shall the Escrow Agent be
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responsible in any manner for the Shares subscribed or for the regularity of the admission of any Subscribers as shareholders of Crescent.

                  (d) The Escrow Agent shall have no duty or obligation to disburse any funds represented by checks delivered to it hereunder until such funds have been finally collected. The Escrow Agent does agree to make presentment for payment of such checks in the ordinary course of business.

                  (e) The Escrow Agent is not deemed a party to nor is the Escrow Agent bound by or under any duty or obligation to inquire into the validity and sufficiency of any other agreement, document, certificate, or instrument which may be referred to herein.

                  (f) The Escrow Agent shall have no liability hereunder to any person, including Crescent, for any mistake of fact or error in judgment, or for any acts or omissions of any kind unless caused by the Escrow Agent's breach of contract, intentional misconduct, negligence or bad faith.

         7. Disputes; Indemnification. In the event of any disagreement between the parties to this Agreement, or in the event any other person or entity claims an interest in escrowed funds held hereunder, and such disagreement or claim results in conflicting demands or claims being made in connection with this Agreement or any escrowed funds held hereunder, the Escrow Agent shall be entitled, at its option, to refuse to comply with the instructions, demands or claims of the parties to this Agreement, or of any such parties, so long as such disagreement of adverse demand or claim shall continue. In such event, the Escrow Agent shall not be required to make delivery or other disposition of escrowed funds held hereunder. Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to the parties to this Agreement, or to any of them, for failure of the Escrow Agent to comply with the conflicting or adverse demands or claims of the parties, or any of them, or of any other person claiming an interest in escrowed funds held hereunder. The Escrow Agent shall be entitled to continue to refrain and refuse to deliver or otherwise dispose of the escrowed funds held hereunder or any part thereof or to otherwise act hereunder, as stated above, unless (i) the rights of the parties and all other persons and entities claiming an interest in escrowed funds held hereunder have been duly adjudicated in a court having jurisdiction of the parties and the escrowed funds held hereunder, or (ii) the parties to this Agreement and such other persons and entities have reached an agreement resolving their disagreements and conflicting claims and demands and have provided the Escrow Agent with indemnity satisfactory to it against any liability, claims or damages resulting from compliance by the Escrow Agent with such agreement.

In addition to the foregoing, the Escrow Agent shall have the right to tender any part of or all of the escrowed funds held hereunder into the registry or custody of any court having jurisdiction. Upon such tender, the parties hereto agree that the Escrow Agent shall be discharged from all further duties under this Agreement, provided, however, that the filing of any such legal proceeding shall not deprive the Escrow Agent of its fees and expenses earned or incurred prior to such filing and discharge of its duties hereunder.

Crescent hereby agrees to indemnify and hold the Escrow Agent and its directors, employees, officers, agents, successors and assigns harmless from and against any and all losses, claims, damages, liabilities

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and expenses, including without limitation, reasonable costs of investigation and counsel fees and expenses which may be imposed on the Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent or the performance of its duties hereunder. Such indemnity includes, without limitation, all losses, damages, liabilities and expenses (including counsel fees and expenses) incurred in connection with any litigation (whether at trial or appellate levels) arising from this Agreement or involving the subject matter hereof, unless caused by or resulting from the Escrow Agent's breach of contract, misconduct, negligence or bad faith or from other conduct of or actions by the Escrow Agent for which it is not relieved from liability under Paragraph 6 above. The indemnification provisions contained in this Paragraph 7 are in addition to any other rights the indemnified parties may have by law or otherwise and shall survive termination of this Agreement or the resignation or removal of the Escrow Agent.

         8. Notices and Communications. All notices and communications hereunder shall be in writing to the following parties:

         Escrow Agent:

                                    Capital Bank
                                    Attention:  James A. Beck, President
                                    4901 Glenwood Avenue
                                    Raleigh, NC  27612-3820

         Crescent Financial Corporation:

                                    Crescent Financial Corporation
                                    Attention: Michael G. Carlton, President
                                    1005 High House Road
                                    Cary, North Carolina 27513

         9. Resignation. The Escrow Agent, or any successor hereafter appointed, may at any time resign by giving notice in writing to the parties hereto, and the Escrow Agent shall be discharged from any duties hereunder upon the appointment of a successor Escrow Agent. In the event of any such resignation, a successor Escrow Agent shall deliver to the parties hereto and to the resigning Escrow Agent a written instrument accepting such appointment hereunder and, thereupon, it shall be deemed to be substituted as a party hereto and succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive all funds and other property then held by the predecessor Escrow Agent.

         10. Termination. Crescent may, at any time, and upon ten (10) days written notice, remove the Escrow Agent from its duties hereunder and appoint a successor escrow agent in the manner provided above, in which event the Escrow Agent, following such notice period, shall promptly account for and deliver to the successor escrow agent so appointed all funds and obligations held by it, and the Escrow Agent shall thereafter be discharged from any further duties hereunder.

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         11.      General.
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                  (a) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

                  (b) This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing signed by the parties.

                  (c) This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina.

                  (d) This Agreement will remain in full force and effect until the Escrow Agent has disbursed the entire escrowed funds in accordance with the terms hereof.

                  (e) This Agreement may be executed in duplicate, any one copy of which shall be deemed to be an original.

         If the foregoing correctly sets forth the understanding between Crescent and the Escrow Agent, please indicate the Escrow Agent's acceptance thereof in the space provided below for that purpose.

                         Yours very truly,

                         Crescent Financial Corporation

                         By:      _____________________________________
                                  Michael G. Carlton, President and CEO


Accepted and agreed to this _______ day of June, 2002.

CAPITAL BANK (Escrow Agent)


By:
         --------------------------------------------------------------
         James A. Beck

Title:   President and CEO

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